Exhibit 99.1

United States Steel Corporation

Public Affairs

600 Grant Street

Pittsburgh, PA 15219-2800

News

Contact:	Erin DiPietro
412.433.6845
Courtney Boone
412.433.6791

FOR IMMEDIATE RELEASE

U. S. STEEL AND ITS U. S. STEEL TUBULAR PRODUCTS, INC. SUBSIDIARY ANNOUNCE RATIFICATION OF NEW COLLECTIVE BARGAINING AGREEMENTS BY UNITED STEELWORKERS-REPRESENTED EMPLOYEES

PITTSBURGH, Sept. 28, 2012 – United States Steel Corporation (NYSE: X) and its U. S. Steel Tubular Products, Inc. subsidiary today announced that its United Steelworkers-represented employees have ratified new three-year collective bargaining agreements. One agreement covers approximately 16,000 employees at U. S. Steel’s domestic flat-rolled and iron ore mining facilities as well as tubular operations in Lorain, Ohio, and Fairfield, Ala. The second agreement covers approximately 1,000 employees at U. S. Steel Tubular Products, Inc.’s Texas Operations Division, a welded tubular products facility in Lone Star, Texas.

Commenting on the announcement, U. S. Steel Chairman and Chief Executive Officer John P. Surma said, “U. S. Steel is pleased with the outcome of the ratification vote. We believe that this newly approved and competitive three-year agreement is in the best interests of our company, our employees and all of our stakeholders.”

The agreements, which are effective retroactive to Sept. 1, contain no-strike provisions and expire on Sept. 1, 2015. Employees will receive a lump sum payment of $2,000 by Oct. 15, 2012, a 2 percent wage increase effective Sept. 1, 2013, a lump sum payment of $500 effective April 1, 2014, and a 2.5 percent wage increase effective Jan. 1, 2015. The agreements also provide for certain benefit adjustments for current and future retirees and modifications to the profit sharing plan beginning in 2013.

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Financial impacts of the new agreements will be reflected beginning in the third quarter 2012 financial statements, including a pre-tax charge of approximately $35 million for the lump sum payment that will be made by Oct. 15.

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2012-023

For more information about U. S. Steel, visit www.ussteel.com.